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EXHIBIT 1.   REPORT FURNISHED TO SECURITIES HOLDERS.
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CORPORATE INFORMATION
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                             CORPORATE HEADQUARTERS
                           2215 York Road, Suite 208
                           Oak Brook, Illinois 60521
                                 (708) 574-3550

                                SUBSIDIARY BANKS

                                                                          [LOGO]
                                 Pinnacle Bank
                        CICERO, BERWYN, NORTH RIVERSIDE,
                             LAGRANGE PARK, HARVEY,
                               OAK PARK, WESTMONT

                        Pinnacle Bank of the Quad-Cities
                           SILVIS, GREEN ROCK-COLONA

                              Batavia Savings Bank
                                BATAVIA, ELBURN

                                  COMMON STOCK

                        Common stock is traded on NASDAQ
                         with the ticker symbol "PINN"
                              and listed with the
                             abbreviations "PinBG"
                                 and "PinclBns"

                            PRINCIPAL MARKET MAKERS

                            The Chicago Corporation
                         Howe Barnes Investments, Inc.

                                     [LOGO]

                                     [LOGO]

                              FIRST QUARTER REPORT
                                 MARCH 31, 1996

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FINANCIAL HIGHLIGHTS
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
                                                                                  FOR THE THREE MONTHS ENDED MARCH 31
                           (UNAUDITED; IN THOUSANDS                              -------------------------------------
                            EXCEPT PER SHARE DATA)                                  1996        1995        CHANGE
                                                                                 ----------  ----------  -------------
FOR THE PERIOD:
    Net income.................................................................  $    1,557  $    3,406         (54)%
    Return on average equity...................................................         8.7%       20.7%
    Return on average assets...................................................        0.78        1.67
PER SHARE:
    Net income--fully diluted..................................................  $     0.36  $     0.77         (53)
    Dividends..................................................................        0.31        0.29          +7
    Book value.................................................................       17.90       16.68          +7
AT MARCH 31:
    Total assets...............................................................  $  807,498  $  813,184          (1)
    Loans......................................................................     318,032     314,735          +1
    Deposits...................................................................     703,392     703,928          --
    Stockholders' equity.......................................................      77,935      73,684          +6

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LETTER TO SHAREHOLDERS
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Dear Shareholder:

    Pinnacle reported net income of $1,557,000, or $0.36 per share on a fully diluted basis for the first quarter of 1996, a decrease of 53% on a per share basis from the $3,406,000, or $0.77 per share earned in the first quarter of 1995. The decrease in net income was primarily the result of a decline in Pinnacle's net interest income. Earnings for the first quarter equated to returns of 8.7% and 0.78% on average equity and average assets, respectively, compared to a return on average equity of 20.7% and a return on average assets of 1.67% for the first quarter of 1995.

    Total consolidated assets amounted to $807,489,000 at March 31, 1996, a 1% decrease from the same date one year ago. Stockholders' equity totalled $77,935,000, up 6% from March 31, 1995. Total loans were $318,032,000, an increase of 3% from year end.

    The primary factor contributing to the first quarter earnings decline was a 27% decrease in net interest income. Pinnacle's net interest margin declined to 3.33% for the first quarter of 1996 compared to a margin of 3.51% for the fourth quarter of 1995 and 4.58% earned in the first three months of 1995. Total average earning assets were down 2% on a quarter-to-quarter comparative basis.

    A significantly lower yield earned on Pinnacle's taxable securities portfolio, principally consisting of short term U. S. Government Treasury Bills, was the primary factor driving the decrease. The yield on taxable securities, absent the effect of any securities gains or losses, amounted to 5.38% for the first quarter of 1996 compared to a rate earned of 7.13% in the same quarter of the previous year. Pinnacle's term securities portfolio, which comprises 45% of its assets, had an average remaining maturity of four months in the first quarter due to the lack of any significant slope in the yield curve. In addition, only a minimal amount of net securities gains totalling $264,000 were recorded in the first quarter of 1996 because of the relatively level yield curve.

    Other items influencing first quarter earnings included a lower provision for loan losses and a decrease in other operating expense of 6% primarily as the result of lower deposit insurance costs and legal fees. Other operating income was down 8% as the result of a gain on the sale of an asset recorded in the first quarter of 1995.

    Nonperforming assets totalled $7,399,000 at March 31, 1996, a decrease of approximately $900,000, or 11% from the amount at year end. The allowance for loan losses was $6,040,000, or 1.89% of loans at quarter end. Net recoveries of $17,000 were recorded during the period. Nonperforming assets at March 31, 1996 were 2.32% of total loans plus other real estate owned, and amounted to 0.92% of total assets.

    At the Board of Directors' meeting on April 16, 1996, the Board declared a dividend of $0.31 per share payable on May 9 to shareholders of record as of April 29.

                                            Sincerely,

                                                      [SIG]

                                            John J. Gleason, Jr.
                                            Vice Chairman and
                                            Chief Executive Officer

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CONSOLIDATED BALANCE SHEETS
PINNACLE BANC GROUP, INC. AND SUBSIDIARIES

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
                                                                    MARCH 31      DECEMBER 31      MARCH 31
                   (UNAUDITED; IN THOUSANDS)                          1996           1995            1995
                                                                  ------------  ---------------  ------------

ASSETS:
    Cash and due from banks.....................................  $     24,012   $      27,273   $     24,590
    Federal funds sold..........................................         2,900          14,100          8,825
    Interest-bearing deposits...................................         2,747           2,726          9,254
    Securities--available for sale..............................       422,362         426,929        413,938
    Loans.......................................................       318,032         309,600        314,735
    Less: Allowance for loan losses.............................        (6,040)         (6,023)        (6,302)
                                                                  ------------  ---------------  ------------
          NET LOANS.............................................       311,992         303,577        308,433
    Premises and equipment......................................        16,516          15,565         15,825
    Goodwill and other intangibles..............................        18,706          19,177         20,593
    Other assets................................................         8,254           9,350         11,726
                                                                  ------------  ---------------  ------------
          TOTAL.................................................  $    807,489   $     818,697   $    813,184
                                                                  ------------  ---------------  ------------
                                                                  ------------  ---------------  ------------
LIABILITIES:
    Demand deposits:
        Noninterest-bearing.....................................  $     91,206   $      96,714   $     85,979
        Interest-bearing........................................        87,676          89,230         87,637
    Savings deposits............................................       253,127         257,794        277,491
    Other time deposits.........................................       271,383         269,066        252,821
                                                                  ------------  ---------------  ------------
          TOTAL DEPOSITS........................................       703,392         712,804        703,928
    Short-term borrowings.......................................           -0-             -0-            -0-
    Notes payable...............................................        20,700          20,600         29,700
    Other liabilities...........................................         5,462           6,332          5,873
                                                                  ------------  ---------------  ------------
          TOTAL LIABILITIES.....................................       729,554         739,736        739,501
                                                                  ------------  ---------------  ------------
STOCKHOLDERS' EQUITY:
    Common stock $4.69 par value................................        20,410          20,505         20,713
      20,000,000 shares authorized;
      shares issued and outstanding:
           3/31/96: 4,354,138
          12/31/95: 4,374,469
           3/31/95: 4,418,724
    Additional paid-in capital..................................        18,001          17,898         17,873
    Retained earnings...........................................        32,987          33,506         29,433
    Unrealized gains (losses) in securities
     available for sale.........................................         6,537           7,052          5,664
                                                                  ------------  ---------------  ------------
          TOTAL STOCKHOLDERS' EQUITY............................        77,935          78,961         73,683
                                                                  ------------  ---------------  ------------
          TOTAL.................................................  $    807,489   $     818,697   $    813,184
                                                                  ------------  ---------------  ------------
                                                                  ------------  ---------------  ------------

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CONSOLIDATED STATEMENTS OF INCOME
PINNACLE BANC GROUP, INC. AND SUBSIDIARIES
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
                                                                                            FOR THE THREE MONTHS
                                                                                               ENDED MARCH 31
                                (UNAUDITED; IN THOUSANDS                                   ----------------------
                                 EXCEPT PER SHARE DATA)                                       1996        1995
                                                                                           ----------  ----------
INTEREST INCOME:
    Loans................................................................................  $    6,459  $    6,645
    Securities...........................................................................       5,746       7,343
    Interest-bearing deposits and Federal funds sold.....................................         101         274
                                                                                           ----------  ----------
        INTEREST INCOME..................................................................      12,306      14,262
INTEREST EXPENSE:
    Deposits.............................................................................       6,056       5,569
    Short-term borrowings................................................................           2          36
    Notes payable........................................................................         357         564
                                                                                           ----------  ----------
        INTEREST EXPENSE.................................................................       6,415       6,169
                                                                                           ----------  ----------
NET INTEREST INCOME......................................................................       5,891       8,093
    Provision for loan losses............................................................         -0-          75
                                                                                           ----------  ----------
        NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES..............................       5,891       8,018
OTHER INCOME:
    Banking services and other...........................................................       1,214       1,449
    Trust services.......................................................................         547         471
    Net securities gains.................................................................         264         346
                                                                                           ----------  ----------
        OTHER INCOME.....................................................................       2,025       2,266
OTHER EXPENSE:
    Employee compensation and benefits...................................................       3,011       2,968
    Occupancy............................................................................         679         587
    Amortization of goodwill and other intangibles.......................................         472         470
    Other expenses.......................................................................       1,503       2,031
                                                                                           ----------  ----------
        OTHER EXPENSE....................................................................       5,665       6,056
INCOME BEFORE INCOME TAXES...............................................................       2,251       4,228
    Provision for income taxes...........................................................         694         822
                                                                                           ----------  ----------
        NET INCOME.......................................................................  $    1,557  $    3,406
                                                                                           ----------  ----------
                                                                                           ----------  ----------
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING:
    Primary..............................................................................       4,382       4,432
    Fully diluted........................................................................       4,382       4,434
EARNINGS PER SHARE:
    Primary..............................................................................  $     0.36  $     0.77
    Fully diluted........................................................................        0.36        0.77

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